Exhibit 99.1

FOR IMMEDIATE RELEASE

THE J. JILL GROUP, INC. STOCKHOLDERS

APPROVE MERGER WITH THE TALBOTS, INC.

Quincy, MA - May 1, 2006 - The J. Jill Group, Inc. (NASDAQ-JILL) announced today that the Company’s stockholders have voted to adopt the Agreement and Plan of Merger dated as of February 5, 2006 by and among the Company, The Talbots, Inc. (“Talbots”) and Jack Merger Sub, Inc. (the “Merger Agreement”) and approve the merger contemplated thereby (the “Merger”), providing for the acquisition of the Company by Talbots. The results of the vote were reported during a special stockholder meeting held today in Quincy, Massachusetts. The number of shares voting to adopt the Merger Agreement and approve the Merger represents approximately 66% of the total number of shares outstanding and entitled to vote at the meeting. The proposed Merger was announced on February 5, 2006.

The Company expects to complete the Merger on May 3, 2006.

The Company is a multi-channel specialty retailer of women’s apparel, including accessories and footwear. The company currently markets its products through its retail stores, catalogs and website www.jjill.com. The Company is designed to appeal to active, affluent women age 35 and older.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations regarding future events and speak only as of the date hereof. Our actual results, performance or achievements may differ significantly from the results, performance or achievements discussed in or implied by the forward-looking statements. Factors that could cause such a difference include a significant delay in consummating or a failure to consummate the proposed Merger with Talbots; the significant expenses we are incurring in connection with the proposed merger; restrictions on the conduct of our business prior to the completion of the proposed merger; our ability to produce a merchandise assortment that resonates with our target customer; our ability to successfully grow our retail business while, at the same time, stabilizing and improving our direct segment’s performance; our ability to build brand awareness and the effectiveness of our brand development and marketing programs; the customary risks associated with purchasing inventory abroad including any event causing a disruption in manufacturing or imports from countries from which we currently source goods, or the imposition of additional import restrictions (particularly with respect to China); the loss of either of our two primary buying agents; changes in competition in the women’s apparel market; our ability to respond to changes in consumer demand and fashion trends in a timely manner; and other factors, many of which are beyond our control, that are detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. We disclaim any intent or obligation to update any forward-looking statements.

CONTACT:	Chad Jacobs/Brendon Frey
Integrated Corporate Relations
203-682-8220